EXHIBIT 10.3

Agreement of Control

between

1.	Gauss Interprise AG, Weidestraße 120a, D-22083 Hamburg, registered in the Commercial Register of the District Court of Hamburg under number HRB 65955, represented by its managing directors,

- hereinafter referred to as “Gauss” -

2.	2016090 Ontario Inc, 199 Bay Street, Ontario M5L 1A9 , Toronto, Canada, represented by its director

- hereinafter referred to as “Ontario” –

-    both Gauss and Ontario collectively referred to as the “Parties” or each one of them

– as the case may be as a “Party” -

Recitals

Whereas, Ontario is a 100% owned subsidiary of Open Text Corporation, 185 Columbia Street West, Waterloo, Ontario, Canada, N2L 5Z5 (hereinafter “Open Text”);

Whereas, Open Text operates branches and holds subsidiaries worldwide (hereinafter “Open Text Group”);

Whereas, Ontario has acquired more than 75% of all stocks of Gauss by way of executing sale and purchase agreements and a public tender offer

Whereas, Ontario intends to achieve full control of Gauss and integrate the business of Gauss into the Open Text Group

Whereas, the management of Ontario and Gauss agree to achieve a business combination under the guidance of Ontario

Whereas, the management of both companies is aware, that insolvency of Gauss can only be avoided by financial support from Ontario or Open Text

Now, therefore the Parties enter into the following Agreement of Control

§ 1

Position of Management of Gauss

(1)	The management of Gauss will be subordinated to the management of Ontario. Ontario will be entitled to issue binding instructions to Gauss. Gauss management will execute the instructions submitted by Ontario.

(2)	Ontario is not entitled to instruct Gauss in any manner with respect to the maintenance, amendment or termination of this Agreement. Ontario may not instruct Gauss management to breach any agreement with third parties, execute any unlawful measures or otherwise cause a breach of their fiduciary duties.

(3)	Ontario will exercise its right to instruct Gauss by its directors and officers and – to the extent legally permitted - by other persons who must be properly authorized by written declaration of Ontario. Such written declaration shall indicate the extent and duration of authorization.

(4)	All instructions shall be given and confirmed in writing. In the event of oral instructions, a written instruction shall follow as confirmation. Gauss management shall keep a written record filed at the offices of the company with respect to all instructions. Instructions shall be executed following the orders given by Ontario.

(5)	Instructions shall only be made to support the companies of the Open Text Group (including Ontario itself) and Gauss. Instructions supporting other parties shall only be made, if such instructions are for the benefit of the Open Text Group.

(6)	Instructions shall not be rejected, because they may have negative impact on the Gauss business. On request of Gauss Ontario shall describe the expected impact on the business of Gauss and the Open Text Group companies. Gauss management shall not be entitled to make further inquiries or investigations. All decisions of Ontario related to the instructions shall be made at Ontario’s free discretion.

(7)	In the event instructions can only be executed with approval of the supervisory board of Gauss (due to the statutory requirements of Gauss) Gauss management will use its best efforts to obtain such approval without undue delay. Gauss management will immediately inform Ontario in writing, if such approval is not obtained. Gauss management must execute the instruction of Ontario despite refusal of the supervisory board, if Ontario repeats the instruction after having considered the decision of the supervisory board.

(8)	Notwithstanding the above, Gauss management maintains all rights and duties to manage Gauss. The management retains full power to make decisions and manage Gauss (“Geschäftsleitung”) to the extent this has not been limited by order of Ontario.

§ 2

Assumption of losses

(1)	According to the provisions of Section 302 para. 1 and 3 of German Corporation Act (AktG), Ontario shall be obliged to compensate Gauss for every annual loss arising at Gauss during the term of this Agreement, if such loss is not offset by using free reserves generated during the term of this Agreement (other revenue reserves pursuant to Section 272 para. 3 of the Commercial Code, § 272 Abs. 3 HGB) or by using reserves from capital injections during the term of this Agreement (pursuant to Section 272 para. 2 no. 4 of the Commercial Code, § 272 Abs. 2 und 4 HGB).

(2)	Gauss will be entitled to receive loss-compensation by Ontario following the delivery of the approved annual financial statements of Gauss to Ontario. The amount of compensation will be determined and certified by the auditors of Gauss in the respective financial statements.

(3)	Gauss will also be entitled to claim for interim-payments of Ontario in the event that such payments are required to avoid insolvency. Gauss management will timely inform Ontario in the event that such demand arises or is likely to arise in the near future.

(4)	In the event of a dispute over the amount of compensation both parties agree to instruct an independent auditor to produce arbitrational judgement (“Schiedsgutachten”) which will in any case be binding for both parties. The costs of such arbitrational judgement will be allocated to the parties by the arbitrator at his discretion. In the event that the parties can not agree on the auditor the local chamber of auditors shall name the independent auditor.

§ 3

Compensation for Gauss Shareholders

(1)	Ontario grants equivalent compensation of the shareholders of Gauss for any loss of profit distribution according to Section 304 German Corporation Act (“angemessene Ausgleichszahlung für entgangenen Gewinn; ”§ 304 AktG).

(2)	In the event new stocks of Gauss are issued (as a result of a capital raise or exercise of stock-option rights) the new stocks shall take part in the compensation payment pro quota of their participation in the aggregate stock capital of Gauss from the date they are deemed to participate in the profit distributions of Gauss.

(3)	Given the loss-carryforwards of Gauss and the consistent loss situation of the company the amount of compensation is determined at € 0,00 for each shareholder

§ 4

Compensation for the Transfer of Shares

(1)	Pursuant to Section 305 German Corporation Act (§ 305 AktG) Ontario takes on the obligation to make an offer to all shareholders of Gauss to purchase their stocks at a purchase price of € 1,06. per share (“Pflichtangebot zum Erwerb der Aktien”). This offer can be accepted by the shareholders of Gauss until the end of the second month following date on which the registration of this Agreement is deemed to be published according to Section 10 German Commercial Code (§ 10 HGB). The offer may be extended by Ontario to the extent legally possible.

(2)	Ontario will appoint Bankhaus Sal. Oppenheim jr. & Cie. KGaA, Cologne, as central settlement office to execute the purchase offer. Ontario will open a bank deposit account at Bankhaus Sal. Oppenheim jr. & Cie. KGaA to receive the shares delivered by the shareholders of Gauss.

(3)	The shareholders will be allowed to accept the offer within the acceptance period published by Ontario after registration of the Agreement. The acceptance of the shareholder as such will be made by declaration to a depositary bank based in the Federal Republic of Germany or the German branch of a depositary bank.

(4)	The acceptance of the offer will become effective upon delivery of the shares to the deposit account of Ontario at Bankhaus Sal Oppenheim jr. & Cie KGaA. The ownership and all rights of the shares will automatically transfer to Ontario after the delivery of the shares to the respective deposit account of Ontario. Bankhaus Sal Oppenheim jr. & Cie KGaA will be advised to execute the payments and procure the delivery of shares to the deposit account of Ontario.

(5)	The offer will be conditional upon the declaration of each shareholder that with the transfer of ownership to the shares, all rights associated with these shares, including all dividend entitlements for the period from 1 January 2004, will be transferred to Ontario. Moreover the shareholders will have to represent that, the shares are in their sole ownership, free from any third party rights or interests and subject to no restrictions on disposal. The shareholder shall instruct and empower their depositary bank and Bankhaus Sal. Oppenheim jr. & Cie. under exemption from the rules concerning the prohibition of self-dealing in accordance with § 181 of the German Civil Code to take all necessary and appropriate measures for the execution of the sale and to issue and receive all necessary corresponding declarations. In particular Bankhaus Sal. Oppenheim jr. & Cie. and the respective depositary bank have to be authorised to pursue the transfer of title to the shares to Ontario.

(6)	The acceptance of the purchase offer shall be free of costs and charges for Gauss shareholders accepting the offer by way of a depository bank in the Federal Republic of Germany. Any fees charged by depositary banks outside the Federal Republic of Germany shall be borne by the respective Gauss shareholder.

§ 5

Entry into force and term of Agreement

(1)	This Agreement is concluded subject to the approval of the shareholders of Gauss to be obtained in an extraordinary shareholder meeting.

(2)	Ontario covenants that it is duly authorized to enter into this agreement with Gauss and that the subscribing director of Ontario has been duly empowered by a shareholder resolution of November 4, 2003 to bind Ontario by this Agreement.

(3)	The agreement shall become effective upon entry in the Commercial Register of Gauss.

(4)	The agreement may be terminated by either party with a six months period of notice becoming effective at the end of each business year. Termination is not possible before 31 December 2003. If no notice of termination is given, this Agreement shall be running for an indefinite period of time.

(5)	The right to terminate this agreement for good cause without observing any period of notice shall not be affected. Ontario shall in particular be entitled to declare termination for good cause if (i) Gauss is merged to another legal entity (“Verschmelzung”), (ii) Gauss changes its legal form (“Rechtsformwechsel”), (iii) Gauss transfers independent parts of its business to another entity (“Teilbetriebsübertragung, Abspaltung, Ausgliederung”), (iv) or if Ontario no longer holds the majority of the voting rights linked to its shareholdings in Gauss

(6)	When this agreement ends, Ontario shall provide security to the creditors of Gauss according to the terms of Section 303 of the Law on Companies (AktG).

(7)	If this contract is drafted and/or executed in German and English only the German version will considered to be legally binding upon the parties and shall have priority if any contradictions occur.

(8)	This Agreement shall be governed by German law.

(9)	In the event that any of the provisions contained in this Agreement should be unlawful or invalid the validity of the other provisions shall not be affected. The parties will replace the unlawful or invalid provision by a provision which shall - in a legally correct way and to the extent possible - express the original intentions of the parties when agreeing on the unlawful or invalid provision. The same shall apply accordingly in the event that this Agreement should prove to be incomplete or misleading.

November 4, 2003

“Sheldon Polansky”

2016090 Ontario Inc., Sheldon Polansky (Director)	Gauss Interprise AG, Ulla Neunzert (Vorstand)	Peter Lipps (Vorstand)

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